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EXHIBIT 23.2

INDEPENDENT AUDITORS' CONSENT

        We consent to the incorporation by reference in this Registration Statement of First Acceptance Corporation (f/k/a Liberté Investors Inc.) on Form S-8 of our report dated March 22, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to USAuto Holdings, Inc. changing its method of accounting for goodwill and other intangible assets) on the consolidated financial statements of USAuto Holdings, Inc. and Subsidiaries as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, appearing in the Liberté Investors Inc. Prospectus dated April 1, 2004, which is part of the Liberté Investors Inc. Registration Statement on Form S-1 (Registration No. 333-111161).

/s/ Deloitte & Touche LLP

Nashville, Tennessee
May 18, 2004

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  EXHIBIT 23.2